Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 33-897896 of DENTSPLY International, Inc. on Form S-8 of our report dated June 26, 2012, appearing in this Annual Report on Form 11-K of DENTSPLY International, Inc. 401(k) Savings Plan for the year ended December 31, 2011.

/s/ParenteBeard LLC

York, Pennsylvania
June 26, 2012